Exhibit 99.1

Evoqua Further Strengthens Its Capital Structure With Amended Credit Facility

Pittsburgh, PA — December 20, 2017 — Evoqua Water Technologies Corp. (NYSE: AQUA) today announced it has further strengthened its capital structure following its successful IPO by amending its senior credit facility to enhance the company’s long-term growth strategies.

In early November, the company used approximately $100 million in proceeds from its IPO to pay down debt.  Today Evoqua finalized an amendment to its $797 million first lien credit facility at reduced interest rates while extending the maturity of both the term loans and revolving loans outstanding under the facility.

The existing credit agreement was amended to, among other things, reduce the interest rate spread applicable to term loans and extend the maturity of term loans from 2021 to 2024.

Evoqua also increased its revolving credit facility from $95 million to $125 million.  The facility will be used to support future acquisitions and for general corporate purposes.  Certain revolving credit lenders agreed to extend the maturity of their revolving credit loans from 2019 to 2022 and reduce rates on those revolving credit loans by up to 0.75% (subject to satisfaction of certain financial covenants).

A copy of the amendment and the full amended credit agreement will be filed with the SEC as an exhibit to Form 8-K and can be found on Evoqua’s Investor website at aqua.evoqua.com.

About Evoqua Water Technologies

Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support its customers’ full water lifecycle needs. Evoqua Water Technologies has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, Evoqua operates 160 locations in eight countries and, with over 200,000 installations and 87 service branches, holds leading positions in the North American industrial, commercial and municipal water treatment markets, serving more than 38,000 customers worldwide. Visit www.evoqua.com